Exhibit 8
LDK SOLAR CO., LTD.
LIST OF SUBSIDIARIES

Name	Place of Incorporation
Jiangxi LDK Solar Hi-Tech Co., Ltd.	China
LDK Solar International Company Limited	Hong Kong
LDK Solar USA, Inc.	California, U.S.A.
Jiangxi LDK Solar Polysilicon Co., Ltd.	China
Jiangxi LDK PV Silicon Technology Co., Ltd.	China
LDK Solar Hi-Tech (Nanchang) Co., Ltd.	China
LDK Solar Europe S.A.	Luxemburg
LQ Energy GmbH	Germany

All subsidiaries listed above are wholly owned by LDK Solar Co., Ltd., except for LQ Energy GmbH, which is 51%-owned by LDK Solar Co., Ltd. through LDK Solar Europe S.A.